FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of this _[20]_day of July, 2005 among Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company ("Nationwide"), a life insurance company organized under the laws of the State of Ohio (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Nationwide proposes to issue, now and in the future, certain multi-manager variable annuity contracts and/or variable life policies (the “Contracts”) that provide certain funds (“Funds”) of the Series as investment options in the Contracts;

WHEREAS, Nationwide has established pursuant to Ohio insurance law one or more separate accounts (each, an “Account”) for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Contracts, which are or will be registered by Nationwide (unless exempt from such registration) with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, certain Funds listed in Attachment A to this Agreement will serve as certain of the underlying investment mediums for the Contracts; and

WHEREAS, CRMC is the investment adviser for the Series.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Nationwide, the Series and CRMC hereby agree as follows:

1.           The Series and CRMC each represents and warrants to Nationwide that:  (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to Nationwide, and copies of any and all amendments thereto will be forwarded to Nationwide at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and (c) the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by Nationwide expressly for use therein.

2.           The Series will furnish to Nationwide such information with respect to the Series in such form and signed by such of its officers as Nationwide may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct.  The Series will advise Nationwide immediately of:  (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

3.           The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

4.           The Series agrees to make Class 2 shares of the Funds listed on Attachment A hereto available to the Contracts.  Nationwide's affiliated broker dealer, Nationwide Investment Services Corporation ("NISC") will be entitled to a Rule 12b-1 service fee paid by the Series and to be accrued daily and paid monthly at an annual rate of [XX.X%] of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a “Subaccount”) for as long as the Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 plan”) remains in effect.  Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by Nationwide for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series.

(a) Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Series for the sole purpose of receiving instructions from the Accounts for the purchase and redemption of Fund shares prior to 4:00 P.M. Eastern Time (“Close of Trading”) on each Business Day.  A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and Statement of Additional Information.  Except as particularly stated in this Section 4, Nationwide shall have no authority to act on behalf of the Series or to incur any cost or liability on its behalf.

(b) The Series will use its best efforts to provide to Nationwide or its designated agent closing net asset value, change in net asset value, dividend or daily accrual rate information and capital gain information by 6:30 P.M. Eastern Time each Business Day.  Nationwide or its agent shall use this data to calculate unit values.  Unit values shall be used to process the same Business Day’s transactions in the Funds.

(c) Except as provided for in paragraph (d) of this Section, the Series and Nationwide shall transmit information via the National Securities Clearing Corporation  ("NSCC") Defined Contribution Clearing and Settlement ("DCC&S") Fund/SERV system in accordance with the following:

(i)           Orders derived from, and in amounts equal to, instructions received by Nationwide prior to the Close of Trading on the New York Stock Exchange on any Business Day ("Day 1") shall be transmitted without modification (except for netting or aggregating such orders) via the NSCC’s DCC&S Fund/SERV system to the Series no later than 5:00 A.M. Eastern Time on the next Business Day.  Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1.  To the extent Nationwide fails to adhere to the time limits described in this paragraph, the Series may, in its discretion, process orders at the net asset values determined as of the Close of Trading on the next Business Day.  Nationwide represents that instructions received after the Close of Trading on Day 1 will be transmitted to the Series on the next Business Day using the next Business Day’s net asset value.

(ii)           With respect to purchase and redemption orders received by the Series through the NSCC’s DCC&S Fund/SERV system on any Business Day for any Fund within the time limits set forth in this Agreement, settlement shall occur consistent with the requirements of the NSCC’s DCC&S Fund/SERV system.

(iii)  The Series or its designated agent shall send to Nationwide, via the NSCC’s DCC&S Fund/SERV system, verification of net purchase or redemption orders or notification of the rejection of such orders ("Confirmations ") on each Business Day for which Nationwide has transmitted such orders.  The total number of shares of each Fund held by Nationwide following such net purchase or redemption shall: (1) be included on such confirmations, or (2) be made available to Nationwide through an online facility with look-up capability (e.g., through an Internet website or DST’s Vision product).  The Series or its designated agent, shall submit in a timely manner, such confirmations to the DCC&S Fund/SERV system in order for Nationwide to receive such confirmations no later than 11:00 A.M. Eastern Time the next Business Day. The Series or its designated agent will transmit to Nationwide via DCC&S NETWORKING system those networking activity files reflecting account activity.

(d) If Nationwide is unable to transmit orders via the NSCC’s DCC&S Fund/SERV system due to system malfunctions:

(i)  Orders derived from, and in amounts equal to, instructions received by Nationwide prior to the Close of Trading on Day 1 shall be transmitted without modification (except for netting or aggregating such orders) via facsimile to the Series no later than 8:30 A.M. Eastern Time on the next Business Day.  Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1.  To the extent Nationwide fails to adhere to the time limits described in this paragraph, the Series may, in its discretion, process orders at the net asset values determined as of the Close of Trading on the next Business Day.  Nationwide represents that instructions received after the Close of Trading on Day 1 will be transmitted to the Series on the next Business Day using the next Business Day’s net asset value.

(ii)  With respect to purchase orders that are transmitted via facsimile, Nationwide shall initiate payment to the Series or its designated agent in federal funds no later than 1:00 P.M. Eastern Time on the Business Day following the day on which the instructions are treated as having been received by the Series pursuant to this Agreement.

(iii)  With respect to redemption orders that are transmitted via facsimile, the Series or its designated agent shall initiate payment in federal funds no later than 1:00 P.M. Eastern Time on the Business Day following the day on which the instructions are treated as having been received by the Series pursuant to this Agreement.

(e) The Series will not accept any order made on a conditional basis or subject to any delay or contingency.

(f)           (i) Each party shall notify the other of any errors, omissions or interruptions in, or delay or unavailability as promptly as possible.

(ii) With respect to errors in the net asset value as communicated to Nationwide, the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended.

(iii) Processing errors which result from any delay or error caused by Nationwide may be adjusted through the NSCC’s DCC&S Fund/SERV system by Nationwide by the necessary transactions on an as-of basis and the cost to the Series of such transactions shall be borne by Nationwide; provided however, prior authorization must be obtained from the Series if the transaction is back dated more than five days or to a previous calendar year.

(iv) Processing errors which result from any delay or error caused by the Series may be adjusted through the NSCC’s DCC&S Fund/SERV system by the Series by the necessary transactions on an as-of basis and the Series shall bear the cost of such transactions.

(g) The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority.

(h) Nationwide has policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring Contract holder trading activity.  Nationwide reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

5.           The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts.  The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

6.           Transfer of the Series’ shares will be by book entry only.  No stock certificates will be issued to the Account.  Shares ordered from a particular Fund will be recorded by the Series as instructed by Nationwide in an appropriate title for the corresponding Account or Subaccount.

7.           The Series shall furnish notice promptly to Nationwide of any dividend or distribution payable on any shares underlying Subaccounts.  Nationwide hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount in additional shares of that Fund.  The Series shall notify Nationwide of the number of shares so issued.  Nationwide reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

8.           The Series shall redeem its shares in accordance with the terms of its then current Prospectus.  For purposes of this Paragraph 8, Nationwide shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 9:30 a.m. Eastern time on the Next Business Day.  Nationwide shall purchase and redeem the shares of Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

9.           The Series shall pay all expenses incidental to its performance under this Agreement.  The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account.  The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement.  The Series will provide Nationwide, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

With respect to any prospectus and annual and semi-annual reports (the “Reports”) of the Series that are printed in combination with any one or more such Reports of other investment options for the Contracts (the “Booklet”), the Series shall bear the costs of printing and mailing the Booklet to existing Contract owners based on the ratio of the number of pages of the Series’ Reports included in the Booklet to the number of pages in the Booklet as a whole.

10.           Nationwide shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners.  The Series shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for Nationwide once each year (or more frequently if the prospectus for the Series is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts and the Series, printed together in one or more documents (such printing to be done at Nationwide’s expense with respect to prospective investors).

11.           Nationwide represents and warrants to the Series that any information furnished in writing by Nationwide to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

12.           Nationwide and its affiliates shall make no representations concerning the Series’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among Nationwide, NISC, AFD and CRMC dated as of July ___, 2005 (the “Business Agreement”).

13.           Shares of the Series may be offered to separate accounts of various insurance companies in addition to Nationwide.  The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).  The Series agrees that each Fund will comply with the diversification requirements of Section 817.  The Series also agrees to maintain each Fund’s qualification as a “regulated investment company” (“RIC”) under the Code.  The Series will provide Nationwide with securities holdings reports for each Fund within ten days after each calendar quarter.

14.           The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict.  Each party shall report to the other party any potential or existing conflict of which it becomes aware.  The Board of Trustees of the Series shall promptly notify Nationwide of the existence of irreconcilable material conflict and its implications.  If such a conflict exists, Nationwide will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

The Series hereby notifies Nationwide that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

15.           Nationwide agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of Nationwide’s:  (a) making untrue statements of material facts or omitting material facts in a Contract’s registration statement, prospectus, statement of additional information, semi-annual or annual reports to Contract owners and sales literature for the Contracts; (b) making untrue statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by Nationwide; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by Nationwide with respect to the sale of the Contracts or Fund shares; and (d) breaching this Agreement or a representation or warranty.

16.           The Series and CRMC each agrees to indemnify and hold Nationwide harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which Nationwide may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series’, or CRMC’s:  (a) making untrue statements of material facts or omitting material facts in the Series’ registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided Nationwide relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts or Fund shares or the operation of the Series or a Fund;  (d) failure of the Series to comply with any Fund’s investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in Section 13.

17.           Nationwide shall be responsible for assuring that the Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.

18.           The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement.  Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute.  This Agreement will terminate:

(a)	by mutual agreement at any time; or

(b)	any party at any time upon sixty days’ written notice to the other parties; or

(c)
at the option of Nationwide, CRMC or the Series upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

(d)	at the option of Nationwide, upon ten calendar days’ prior written notice, if shares of the Series are not reasonably available;

(e)
at the option of Nationwide, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code, or if the Board of the Series terminates the 12b-1 plan; or

(f)
in the event the Series’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Nationwide; in such event prompt notice shall be given by Nationwide or the Series to the other party.

(g)
at Nationwide’s option by written notice to AFD and/or CRMC if Nationwide shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

(h)
at the option of AFD or CRMC by written notice to Nationwide if AFD or CRMC shall determine in its sole judgment exercised in good faith, that Nationwide has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

19.           All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received:  (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Nationwide:
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza, 1-09-V3
Columbus, Ohio 43215
Attention: AVP/Associate General Counsel
Facsimile No.: (614) 249-2112

with a copy to:
Nationwide Financial
One Nationwide Plaza, 1-12-04
Columbus, Ohio 43215
Attention: Product Officer
Facsimile No.: (614) 249- 7166

If to Series:
American Funds Insurance Series
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention:  Michael J. Downer, Senior Vice President
Facsimile No.: (213) 486-9041

with a copy to:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention:  Kenneth R. Gorvetzian, Vice President and Senior Counsel,
      Fund Business Management Group
Facsimile No.:  (213) 486-9041

If to CRMC:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071
Attention:  Michael J. Downer, Senior Vice President and Legal Counsel,
      Fund Business Management Group, and Secretary
Facsimile No.:  (213) 486-9041

with a copy to:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention:  Kenneth R. Gorvetzian, Vice President and Senior Counsel,
      Fund Business Management Group
Facsimile No.:  (213) 486-9041

20.           If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

21.           If this Agreement terminates, the Series, at Nationwide’s option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales.  Nationwide agrees not to redeem shares unless:  (i) the Agreement is terminated pursuant to Section 18(e) or 18(f); (ii) legitimately required to do so according to a Contract owner’s request; or (iii) under an order from the Commission or pursuant to a vote of Contract owners.

22.           The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets.  When seeking satisfaction for any liability of the Series in respect of this Agreement, Nationwide and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.  Notwithstanding the foregoing, if Nationwide seeks satisfaction for any liability of the Series in respect of this Agreement, Nationwide (on behalf of itself or any Account) may seek recourse against CRMC.

23.           This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

24.           This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto.  Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

25.           The following Paragraphs shall survive any termination of this Agreement:  4, 15, 16, 19-25.

26.           The parties agree to provide reasonable advance notice to their election to remove a fund.  The Series and CRMC acknowledge that Nationwide may, if necessary, need to seek the approval of the Commission under Section 26(c) of the 1940 Act for any fund substitution.

27.           This Agreement supersedes and replaces the following agreements:

❑	Series Participation Agreement among Nationwide Life Insurance Company, American Life/Annuity Series and Capital Research and Management Company dated May 1, 1987; and

❑	Series Participation Agreement among Nationwide Life Insurance Company, American Variable Insurance Series and Capital Research and Management Company dated October 20, 1989.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
(on behalf of itself and each Account)

Attest:
By:  _______________________________
___________________________                                                                                     Its:   [Vice President]

AMERICAN FUNDS INSURANCE SERIES

Attest:
By:  _______________________________
___________________________                                                                                     Its:  Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

Attest:
By:  _______________________________
___________________________                                                                                     Its:   Vice President and Secretary

Attachment A

American Funds Insurance Series:

Global Discovery Fund
Global Growth Fund
Global Small Capitalization Fund
Growth Fund
International Fund
New World Fund
Blue Chip Income and Growth Fund
Growth-Income Fund
Asset Allocation Fund
Bond Fund
High-Income Bond Fund
U.S. Government/AAA-Rated Securities Fund
Cash Management Fund